EXHIBIT 23.3

CONSENT OF COUNSEL

The Colonial BancGroup, Inc.

We hereby consent to use in this Form S-4 Registration Statement of The Colonial BancGroup, Inc., of our name in the Proxy Statement-Prospectus, which forms a part of such Registration Statement, under the heading “LEGAL MATTERS,” to the summarization of our opinion referenced therein, and to the inclusion of our opinion at Exhibit 5 of the Registration Statement.

/s/    MILLER, HAMILTON, SNIDER & ODOM, L.L.C.

August 4, 2003